Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-219674) pertaining to the Surna Inc. 2017 Equity Incentive Plan of our report dated April 2, 2018, with respect to the consolidated financial statements of Surna Inc., (which report expresses an unqualified opinion on the consolidated financial statements and an explanatory paragraph referring to the Company’s ability to continue as a going concern), included in its Annual Report on Form 10-K for the year ended December 31, 2017, as amended by Amendment No. 2 thereto, filed with the Securities and Exchange Commission.

/s/ Anton Collins Mitchell LLP

Denver, Colorado

August 28, 2018